[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

October 31, 2017

Cushing® Mutual Funds Trust

8117 Preston Road, Suite 440

Dallas, Texas 75225

RE:	Cushing® Mutual Funds Trust—
Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to Cushing® Mutual Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the registration statement on Form N-14 (File No. 333-220520) of the Trust, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on September 19, 2017, and as proposed to be amended by Pre-Effective Amendment No. 1 on the date hereof (such registration statement, as proposed to be amended, being hereinafter referred to as the “Registration Statement”). The Registration Statement relates to the issuance of Class I Shares of beneficial interest, par value $0.01 per share (the “Shares”), of the Cushing® MLP Infrastructure Fund (the “Successor Fund”), a series of the Trust, in connection with the reorganization of The Cushing® MLP Infrastructure Fund I (the “Predecessor Fund”), a Delaware statutory trust, with and into the Successor Fund (the “Reorganization”) pursuant to the Agreement and Plan of Reorganization by and between the Trust, on behalf of the Successor Fund and the Predecessor Fund, dated October 30, 2017 (the “Reorganization Agreement”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form N-14 under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)    the notification of registration on Form N-8A (File No. 811-23293) of the Trust, filed with the Commission under the Investment Company Act of 1940, as amended, on September 19, 2017;

(b)    the Registration Statement;

Cushing® Mutual Funds Trust

October 31, 2017

(c)    an executed copy of a certificate of Barry Y. Greenberg, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

(d)    a copy of the Trust’s Certificate of Trust, dated September 12, 2017 (the “Certificate of Trust”), as certified by the Secretary of State of the State of Delaware as of October 31, 2017 and certified pursuant to the Secretary’s Certificate;

(e)    an executed copy of the Trust’s Agreement and Declaration of Trust, by the sole trustee of the Trust, dated September 12, 2017, as supplemented by the Certificate of Designation of Cushing MLP Infrastructure Fund, dated September 14, 2017 (as so supplemented, the “Declaration of Trust”), as certified pursuant to the Secretary’s Certificate;

(f)    a copy of the Trust’s Bylaws, as amended and in effect as of the date hereof (the “Bylaws” and together with the Certificate of Trust and the Declaration of Trust, the “Governing Documents”), as certified pursuant to the Secretary’s Certificate;

(g)    an executed copy of the Reorganization Agreement, as certified pursuant to the Secretary’s Certificate;

(h)    a copy of certain resolutions of the Board of Trustees of the Trust adopted on September 14, 2017, as certified pursuant to the Secretary’s Certificate; and

(i)    a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Trust’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations contained in the Reorganization Agreement.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Reorganization Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Statutory Trust Act (the “DSTA”).

Cushing® Mutual Funds Trust

October 31, 2017

In rendering the opinion stated herein we have further assumed that: (i) the Governing Documents constitute the only governing instruments, as defined in the DSTA, of the Trust and the Successor Fund; (ii) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Trust or its Board of Trustees or shareholders, as applicable, that would result in the liquidation, dissolution or winding-up of the Trust or the Successor Fund; (iii) no event has occurred that has adversely affected the good standing of the Trust and the Successor Fund under the laws of its jurisdiction of formation, and the Trust has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing; and (iv) no grounds exist for the revocation or forfeiture of the Certificate of Trust of the Trust.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) the conditions to the consummation of the Reorganization as provided for in the Reorganization Agreement (including the approval by the shareholders of the Predecessor Fund) have been satisfied or, if permitted under applicable law, waived in writing; (iii) the Reorganization has been consummated and become effective in accordance with the terms of the Reorganization Agreement; and (iv) the Shares of the Successor Fund to be issued by the Trust pursuant to the Reorganization Agreement (the “Issued Shares”) have been issued and delivered in accordance with the terms of the Reorganization Agreement and entered into the share record books of the Trust with respect to the Successor Fund, the Issued Shares will be validly issued and fully paid and, under the DSTA, the holders of the Issued Shares will have no obligation to make further payments for the acquisition of such Issued Shares or contributions to the Trust or the Successor Fund solely by reason of their ownership of such Issued Shares except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

KTH